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                                   EXHIBIT 12

                         AVCO FINANCIAL SERVICES, INC.

                  STATEMENT OF COMPUTATION OF NUMBER OF TIMES
                              FIXED CHARGES EARNED

                      NINE MONTHS ENDED SEPTEMBER 30, 1995
                             (Thousands of dollars)


Income
   Income before income taxes . . . . . . . . . . . . . . . . . . . .   $214,832
                                                                        --------

   Fixed charges to be added back to income -

      Interest and debt expense . . . . . . . . . . . . . . . . . . .    342,754
      Rentals (one-third of all rent and related costs
        charged to income)  . . . . . . . . . . . . . . . . . . . . .     11,310
                                                                        --------

          Total fixed charges . . . . . . . . . . . . . . . . . . . .    354,064
                                                                        --------

Income before income taxes and fixed charges  . . . . . . . . . . . .   $568,896
                                                                        ========

Ratio
  Number of times fixed charges covered by income
    before income taxes and fixed charges . . . . . . . . . . . . . .      1.6
                                                                           ===





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